CYTORI THERAPEUTICS CONTACT
Megan McCormick
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mmccormick@cytori.com

Cytori Appoints Ruud J.P. Jona and Nominates Gail K. Naughton to Board of Directors

SAN DIEGO, June 12, 2014 – Cytori Therapeutics (NASDAQ: CYTX) today announced that the Company’s Board of Directors has appointed Ruud J.P. Jona to serve as a director of the Company. Mr. Jona was appointed pursuant to the Stock Purchase Agreement, dated October 29, 2013, by and between the Company and Lorem Vascular, pursuant to which the Company granted to Lorem Vascular the right to appoint one designated individual to serve on the Board.

“Mr. Jona has more than 25 years of international management and sales and marketing experience,” said Dr. Marc Hedrick, President and CEO of Cytori. “His experience in efficiently capitalizing, scaling and managing complex global businesses will be very valuable to the board and the management of Cytori.”

Cytori entered into a strategic relationship with Lorem Vascular, a company founded by Australian businessman K.T. Lim with the purpose of commercializing Cytori Cell Therapy in China and parts of Asia, in October 2013. Lorem Vascular will be initially focused on the cardiovascular, renal and diabetes markets in China, Hong Kong, Malaysia, Singapore and Australia.

In addition to the appointment of Mr. Jona, Cytori has nominated Gail K. Naughton, PhD to serve as an independent director on the Board of Directors. If accepted, the appointment will become effective July 1, 2014.

About Ruud J.P. Jona

Mr. Jona served on the Board of various Riverside-owned companies and served as Chief Executive Officer of Philips Central Europe, as Chief Executive Officer of Philips Malaysia and held other management and sales and marketing roles at the company. Mr. Jona has served on the Board of a number of companies including Vokes Air Holding AB, Teufel GMBH and Think Appliances Pty Ltd. He holds a B.A. in Business Administration from the European University of Antwerp in Belgium and a M.B.A. from the University of Dallas.

About Gail K. Naughton, PhD.

Dr. Naughton is a pioneer in the field of regenerative medicine. She was the co-founder and co-inventor of the technology at Advanced Tissue Sciences where she held key management positions for more than 15 years, including President, Chief Operating Officer and Director. She also served as the Dean of the College of Business Administration at San Diego State University for nine years. Currently, Dr. Naughton serves as the Chief Executive Officer and the Chairman of the Board of Histogen, a regenerative medicine company she founded in 2007. Dr. Naughton also currently serves on the Board of Directors for CR Bard, Inc. Dr. Naughton holds a B.S. in Biology from St. Francis College as well as a Master’s in Histology and a PhD from New York University Medical Center. She also holds an EMBA from the Anderson School at the University of California, Los Angeles.

About Cytori Therapeutics

Cytori Therapeutics is developing cell therapies based on autologous adipose-derived regenerative cells (ADRCs™) to treat cardiovascular disease and other medical conditions. Our scientific data suggest ADRCs™ improve blood flow, modulate the inflammatory response and rescue tissue at risk of dying. As a result, we believe these cells can be applied across multiple “ischemic” conditions. These therapies are made available to the physician and patient at the point-of-care by Cytori’s proprietary technologies and products, including the Celution® System product family. www.cytori.com

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